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                                                                     Exhibit 3.3


                FORM OF RESTATED CHARTER OF PEN COAL CORPORATION
                      (f/n/a P & C "BITUMINOUS COAL", INC.)


          Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following restated charter:

          1) The name of the corporation is Pen Coal Corporation (f/n/a P & C "Bituminous Coal", Inc.).

          2) The number of shares the corporation is authorized to issue is 10,000 shares.

          3) The street address and zip code of the corporation's initial registered office, the county in which the office is located, and the name of its initial registered agent at that office is:

                                  David G. Gray
                        Vice President & General Counsel
                         3rd Floor - Center Court Bldg.
                                5110 Maryland Way
                           Brentwood, Tennessee 37027

                              County of Williamson

          4)   The address of the principal office of the corporation is:

                         3rd Floor - Center Court Bldg.
                                5110 Maryland Way
                           Brentwood, Tennessee 37027

          5) There shall be issued only one class of shares, all of which shall have unlimited voting rights and which shall be entitled to receive the net assets of the corporation upon dissolution.

          6)   The corporation is for profit.

          7) The purposes for which the corporation is organized are to carry on and conduct a general agency business in this country and abroad. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or mineral estates; to buy and sell real estate; to prospect for coal and mine coal and other minerals for mineral products, and, generally, to import and export and deal in the market in coal of all kinds; to purchase, acquire and contract all kinds of machinery, buildings, cars and appliances for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; and to build and lease houses for the use of miners. To carry on its own name or through subsidiaries the business of receiving, loading, unloading, delivering, weighing, testing, gauging, and measuring coal destined for, or

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               unloaded from, steam vessels, ships, and every other kind of water craft and cargo container; to perform in connection, therewith, services ordinarily performed by stevedores, tally and dock clerks. To issue and take receipt for such goods as Principle, Agent or otherwise; or otherwise acquire, operate and control in its name, or through subsidiary companies wharves, docks, piers, slips, bulkheads, jetties or other wharf or storage property and, in general, to do the business of dock or terminal company and any and all acts that may be necessary, convenient, or pertinent to any one of the above mentioned objects.

          8)   Other Provisions

               a. The shareholders in this corporation shall have preemptive rights with respect to the issuance of stock unless such right is waived in writing.

               b. The right to fill vacancies in the Board of Directors is reserved to the shareholders.

               c. The right to amend the Charter or the Corporate By-Laws is reserved to the shareholders.

          9) To the fullest extent permitted by the Tennessee Business Corporation Act, a Director of the Company shall not be liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a Director. If the Tennessee Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action, further eliminating or limiting the personal liability of Directors, then the liability of a Director of the company shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time.

          10) The corporation shall, to the maximum extent permitted by the Tennessee Business Corporation Act, have power to indemnify each of its Agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For the purposes of this section an "Agent" of the corporation includes any person who is or was a Director, Officer, Employee or other Agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, Employee or Agent of another corporation, partnership, joint venture, trust or other enterprise, or was a Director, Officer, Employee or Agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise serving at the request of such predecessor corporation.


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